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2:
3:     TRUST NON-NEGOTIABLE PROMISSORY NOTE
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5:     $687,500.00	November 16, 2007
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9: FOR VALUE RECEIVED, the undersigned, RICHARD D. ROCKWELL, having an address at 27 Glasgow Terrace, Mahwah, New Jersey 07430 (the "Maker"),
hereby promises to pay to THE WITCOSKY CHARITABLE REMAINDER UNITRUST,
having an address at c/o Craig Gordon, Trustee, 500 Bedford Avenue,
Bellmore, N.Y. 11710 ("Payee"), the principal sum of Six Hundred
Eighty Seven Thousand Five Hundred Dollars ($687,500) in lawful money of the United States, with interest thereon from the date hereof, and in accordance with the amortization schedule and payment terms set forth below.  Maker shall make all payments hereunder when due and payable without set-off.
10: 1. INTEREST.  The unpaid principal amount hereof shall bear interest from the date hereof at a rate equal to nine and one-half percent (9.5%) per annum.  Interest shall be payable as provided in
Paragraph 2 below.
11: 2. PAYMENTS.  This Note is payable over a period of thirty-six
(36) months. The Note initially is payable in consecutive quarterly interest-only payments (individually, an "Installment" and collectively, the "Installments") on the 16th day of each February,
May, August and November, commencing on February 16, 2008 (each such payment due date hereinafter referred to as an "Installment Date") and continuing thereafter until November 16, 2010 (the "Maturity Date"), when any and all remaining principal and accrued interest shall be due and payable in full.  All payments received by Payee shall be applied first to pay accrued interest and then to pay principal.  All payments shall be made by wire transfer to the following account of Payee:
12:    		The Bank of New York, ABA routing number 021000018
13:    		Credit Account Number:  8900511524
14:    		F/F/C Witcosky Charitable Remainder Unitrust DTD 9-11-07
15:    		Craig Gordon TTEE, LPL Account # 64970228
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17: Payee shall give Maker thirty (30) days written notice of any change in the account to which Maker shall wire transfer any payments hereunder and, effective upon the expiration of such notice period, any further payments under this Note shall be made by wire transfer to the account set forth in such notice or any subsequent such notice.
18:                 3. EVENTS OF DEFAULT.
19: (a) Any of the following events shall constitute an Event of
Default hereunder:
20: (i) Maker shall fail to make any Installment payment on this Note or the promissory note made by Maker, of even date herewith, in favor of Irvin F. Witcosky (the "Witcosky Note") on any Installment Date, or
shall fail to pay this Note or the Witcosky Note in full on the
Maturity Date, and same shall not be remedied within thirty (30) days after written notice to Maker of nonpayment thereof; or
21: (ii) Maker shall: (x) make an assignment for the benefit of creditors; (y) admit in writing his inability to pay his debts as they become due; or (z) commence (as the debtor) a case in bankruptcy or any proceedings under any other insolvency law; or
22: (iii) A case in bankruptcy or any proceedings under any other insolvency law shall be commenced against Maker (as the debtor) and: (x) a court having jurisdiction in the premises enters an order for relief against Maker (as the debtor); (y) the case or proceeding remains undismissed for ninety (90) days; or (z) Maker admits or consents to the material allegations against him in any such case or proceeding; or
23: (iv) A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of Maker for the purpose of enforcing a lien against such property or for the purpose of general administration of such property.
24: (b) At any time while an Event of Default is continuing, Payee may declare the unpaid principal of and accrued interest on this Note to be forthwith due and payable,
25: both as to principal and interest, without notice, presentment, demand or protest, all of which are hereby expressly waived by Maker ("Acceleration of Payment").
26: 4. SUITS FOR ENFORCEMENT AND REMEDIES.  If there shall be any
Event of Default or Acceleration of Payment, Payee may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of Payee, including, without limitation, the rights of
Payee pursuant to that certain Stock Pledge Agreement of even date herewith.  No right or remedy herein or in any other agreement or instrument, conferred upon Payee is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder, or now or hereafter existing, at law or in equity by statute or otherwise.
27: 5. PREPAYMENT.  Maker reserves the right to prepay the principal amount of this Note, in whole or in part, together with interest accrued to the date of prepayment, without penalty, at any time and from time to time with any partial prepayment being applied in inverse order of maturity.
28: 6. STOCK PURCHASE AGREEMENT.  This Note is executed and delivered in connection with, and is subject to, the provisions of a Stock
Purchase Agreement dated the date hereof between Maker and Payee (the "Purchase Agreement"), and all related and ancillary documents and agreements executed simultaneously therewith.
29:                 7. MISCELLANEOUS.
30: (a) If, after an Event of Default or Acceleration of Payment,
Payee shall institute an action to enforce the collection of any amount of principal and/or interest on this Note, Maker shall be liable for, in addition to the then unpaid principal amount of this
Note and interest thereon, the reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fee and disbursements.
31: (b) No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any default, nor shall any single or partial exercise of such right or remedy or the exercise of any other right or remedy operate as a waiver.
32: (c) This Note may not be modified or discharged orally, but only in writing duly executed by Payee.
33: (d) The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.
34: (e) Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) business days after being sent, postage prepaid, by registered or certified mail, return receipt requested, or the next business day after deposit with a reputable overnight courier or express mail service, postage prepaid, to the address of the parties as set forth in the preamble to this Note or at such other address as the intended recipient shall have given to the other party thereto pursuant to the provisions hereof.
35: (f) This Note shall be governed and construed in accordance with the laws of the State of New York.  If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.
36: (g) The Maker and Payee hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal Court in any action to enforce or collect this Note, and the Maker and Holder further irrevocably consent to the service of process in any such action by the mailing of a copy of such process to the applicable party postage prepaid, by registered mail or certified mail, return receipt requested at its address set forth in the preamble to this Note or at such other address as the receiving party shall have given to the mailing party pursuant to the provision of subparagraph 7(f).
37: (h) Maker and Payee hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note.  Maker and Payee warrant and represent that they each knowingly and voluntarily waive their respective jury trial rights following consultation with legal counsel.
38: (i) In the event that Payee shall institute an action to enforce collection of principal and/or interest on this Note, Maker shall not be permitted in such action to interpose any counterclaim or defense in such action, except for compulsory counterclaims that may not by law be interposed in a separate action, payment or a breach of a specific representation of Payee in the Purchase Agreement adversely affecting Maker's ownership of the Trust Shares (as defined in the
Purchase Agreement); provided, however, Maker may assert any claims
Maker may have against Payee in any action other than the action instituted by Payee to enforce collection of this Note.  Any counterclaims asserted by Maker in an action instituted by Payee to enforce collection of this Note shall not permit Maker to withhold or offset against the payments required by this Note. Rather, such counterclaims, if successfully asserted, shall permit Maker only to be entitled to such damages or other relief as may be awarded. Maker shall be barred from raising any other counterclaims or defenses, or any cross claims or third party claims within the action instituted by the Payee to enforce collection of this Note.
39:
40:                                         /Richard D. Rockwell/_____
41:                                         RICHARD D. ROCKWELL
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46: THE OBLIGATIONS OF THE TRUST SET FORTH IN PARAGRAPH 7 OF THIS NOTE
ARE AGREED AND CONSENTED TO THIS 16th DAY OF NOVEMBER, 2007
47:
48:     THE WITCOSKY CHARITABLE REMAINDER UNITRUST
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51:
52:     By:/Craig Gordon/___________
53:          Craig Gordon, Trustee
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